                                                                   EXHIBIT 10.41


                            CONSULTING AGREEMENT AND
                       TERMINATION OF EMPLOYMENT AGREEMENT

         This CONSULTING AGREEMENT and TERMINATION OF EMPLOYMENT AGREEMENT (the "Agreement") is made and executed the 23 day of February 1999, between JOHN T. CONNOR ("Connor") and TRANSCRYPT INTERNATIONAL, INC., a Delaware corporation (the "Company").

         WHEREAS, Connor is presently serving as interim Chief Executive Officer ("CEO") at the request of the Board of Directors and Chairman of the Company pursuant, in part, to an Employment Agreement dated July 23, 1997 (the "Employment Agreement") attached as Exhibit "A" hereto.

         NOW, THEREFORE, the parties hereby agree as follows:

         AMENDMENT TO EMPLOYMENT AGREEMENT. Section 1 of the Employment Agreement is modified in its entirety to read as follows:

                  Section 1. CONSULTING AGREEMENT AND TERM. The term of the Employment Agreement as Chairman of the Board is terminated as of the end of the day of March 25, 1999 due to the hiring of a new CEO and the consolidation of the President and Chairman of the Board positions. The interim CEO role also ends as of the date of employment of the new CEO.

         Upon the expiration of the Employment Agreement on December 31, 1998, and following the cessation of Employee's employment, the Company shall provide the following:

         (a) UNUSED VACATION. The Company will pay Employee the full amount of Employee's accrued but unused vacation time, which is agreed upon to be 360 hours at December 31, 1998, plus any vacation earned in 1999.

         (b) COMPANY PROPERTY. The Company will give Employee the laptop computer, fax machine, printer and cellular phone which belong to the Company but which the Employee currently utilizes in his consultant and board status.

         (c) OPTIONS. It is agreed upon that the date for exercise of Employee's option will continue until February, 2002 under the terms of the Option Agreement dated February 1, 1992. This is provided due to Connor's dual board and officer status for a seven (7) year period.

         (d) INDEMNIFICATION. It is agreed that the Indemnification Agreement entered into between the parties on October 7, 1996 will remain in full force and effect during the term of this Agreement.

         The following sections are added to the Employment Agreement as follows:

         SECTION 16. CONSULTING AGREEMENT. Employee and the Company hereby enter into a Consulting Agreement (hereinafter and for the purposes of all services the Employee shall perform as an independent contractor under the Consulting Agreement and for the purposes of all provisions of this Agreement which apply to the Company and the Employee after December 31, 1998, the Employee shall be referred to herein as "Consultant").

         The terms of the Consulting Agreement are as follows:

         (a) SERVICES. Consultant will perform services at the direction of the new CEO of the Company as an independent contractor.

         (b) TERM. The term of the Consulting Agreement shall commence on March 26, 1999 and run for one year, to March 25, 2000. Consultant shall not be required to perform more than 500 hours of services for the Company during the term of the Consulting Agreement.

         (c) COMPENSATION. Consultant shall be compensated $100,000.000, paid in equal installments on a monthly basis, for services performed pursuant to the Consulting Agreement.

         (d) LOCATION. Consultant will perform the majority of his services pursuant to the Consulting Agreement while located in the State of Florida. Consultant shall not have an office at the Company, but will perform his services under the Consulting Agreement in whatever location Consultant determines is appropriate at his sole discretion.

         (e) SECRETARIAL SUPPORT. Upon Consultant's reasonable request, the Company will provide Consultant secretarial support services utilized by Consultant in conjunction with his performance of services pursuant to the Consulting Agreement.

         (f) EXPENSES. Upon the Consultant's reasonable request, the Company will reimburse the Consultant for travel expenses and other out-of-pocket expenses incurred by the Consultant in conjunction with his performance of services pursuant to the Consulting Agreement.

         (g) BENEFITS. Except as specifically set forth in this Agreement, the Consultant, as an independent contractor providing services pursuant to the Consulting Agreement, shall not be eligible for any employee benefits offered by the Company and shall not be eligible to participate in any of the Company's employee benefit plans, except Section 17 as stated below.

         SECTION 17. HEALTH INSURANCE UPON TERMINATION. Upon the expiration of the Employment Agreement on March 25, 1999, the Company shall continue to provide health insurance for Consultant pursuant to the Company's Health Insurance Plan, for all his dependents, including any surviving eligible dependents, as long as Consultant has had a minimum of seven (7) years as a Transcrypt employee and seven (7) years as a Board of Director. Consultant's participation in the Company's Health Insurance Plan shall be subject to the same restrictions and limitations as are applicable to current employees of the Company participating in the Health Insurance Plan including, without limitation, the Company's right to modify, amend, change or discontinue the Health Insurance Plan in any way, at any time and for any reason. The Company hereby specifically reaffirms and reserves its right to modify, amend, change or discontinue the Health Insurance Plan in any way, at any time and for any reason. Cost of insurance will be at rates offered to other employees.

         ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Company and Connor and supersedes any prior agreements and negotiations between them pertaining to Connor's terms and conditions of employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and Connor with respect to such employment other than those expressly set forth in this Agreement. This Agreement takes precedence over other conflicting agreements with Connor. This Agreement specifically modifies the Employment Agreement between the parties as specified herein.

         GOVERNING LAW. This Agreement shall be governed by the laws of the State of Nebraska.

         NON-ASSIGNABILITY; SUCCESSORS. The obligations of Connor under this Agreement are not assignable by him. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

         SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.



                                                   /s/ John T. Connor
                                     -------------------------------------------
                                           John T. Connor, Chairman of the Board



                                                  /s/ Terry Fairfield
                                     -------------------------------------------
                                     Terry Fairfield, Vice Chairman of the Board